EXHIBIT 3.19

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
MONROE GAS STORAGE COMPANY, LLC
(a Delaware Limited Liability Company)
This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF MONROE GAS STORAGE COMPANY, LLC (this “Agreement”), is executed as of May 31, 2011, by MGS Holding LLC, a Delaware limited liability company (the “Parent”), as the sole member of MONROE GAS STORAGE COMPANY, LLC, a Delaware limited liability company (the “Company”).
WITNESSETH:
WHEREAS, the Company was organized as a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et. seq.) (the “Delaware Limited Liability Company Act”) pursuant to a Limited Liability Company Agreement dated September 29, 2006 (as amended from time to time, the “Original LLC Agreement”); and
WHEREAS, the Parent desires to amend and restate the Original LLC Agreement in its entirety; and
NOW THEREFORE, in consideration of the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
SECTION 1. General.

(a)Effective as of the date and time of filing of the Certificate in the office of the Secretary of State of the State of Delaware, the Company has been formed as a limited liability company under the Delaware Limited Liability Company Act. Except as expressly provided herein, the rights and obligations of the members in connection with the regulation and management of the Company shall be governed by the Delaware Limited Liability Company Act.

(b)The name of the Company shall be “Monroe Gas Storage Company, LLC.” The business of the Company shall be conducted under such name or any other name or names that the members shall determine from time to time.

(c)The address of the registered office of the Company in the State of Delaware shall be Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The name and address of the registered agent for service of process on the Company in the State of Delaware shall be The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The registered office or registered agent of the Company may be changed from time to time by the members.

(d)The principal place of business of the Company shall be located at such place as the members shall determine from time to time.

(e)The period of duration of the Company shall be perpetual, unless it is earlier dissolved in accordance with the provisions of this Agreement.

(f)The execution of the Certificate by any authorized person and the filing thereof in the office of the Secretary of State of the State of Delaware are hereby ratified, confirmed and approved by Parent as the sole member of the Company.

SECTION 2. Purposes. The Company is formed for the object and purpose of, and the nature of the business to be conducted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Delaware Limited Liability Company Act.

SECTION 3. Powers. The Company shall have all powers necessary, appropriate or incidental to the accomplishment of its purposes and all other powers conferred upon a limited liability company pursuant to the Delaware Limited Liability Company Act.

SECTION 4. Management.

(a)Except as otherwise set forth herein or as required by applicable law, the powers of the Company shall at all times be exercised by or under the authority of, and the business and affairs of the Company shall be managed by, or under the direction of, the members. Notwithstanding the foregoing, it is acknowledged by the members that the Limited Liability Company Agreement of Cardinal Gas Storage Partners LLC (“Cardinal”) dated May 1, 2008 (as amended from time to time, the “Cardinal LLC Agreement”) requires the Company, as a Subsidiary of Cardinal, to obtain the consent of either the board of managers of Cardinal (the “Cardinal Board”) or of the Cardinal Category A Members to take certain actions. Neither the Company nor any manager, officer or agent of the Company may (a) take any action described in Section 5.7 (Actions Requiring Approval of the Board) of the Cardinal LLC Agreement that is applicable to a “Subsidiary” of Cardinal without first obtaining approval of the Cardinal Board, or (b) take any action described in Section 5.8 (Actions Requiring Consent of the Category A Members) of the Cardinal LLC Agreement that is applicable to a “Subsidiary” of Cardinal without the prior written consent of the requisite percentage of the Category A Members of Cardinal.

(b)The act of members holding a majority of the outstanding Units (as hereinafter defined) shall be the act of the members for all purposes of this Agreement.

(c)The members shall be authorized to elect managers of the Company, who shall have such authority, subject to the provisions of Section 4(a), with respect to the management of the business and affairs of the Company as shall be specified by the member in the resolution or resolutions pursuant to which such managers were elected.

(d)The members or managers of the Company may elect officers of the Company, who will have powers and authority and will be governed by the terms and provisions set forth below.

(i)Each officer of the Company shall be a natural person. An officer need not be a resident of the State of Delaware, a member of the Company or a manager of the Company. An officer need not be an employee of the Company.

(ii)The officers of the Company shall have such powers and authority, subject to the direction and control of the members and, to the extent the members appoint any managers, to the managers, and shall perform such duties in connection with the management of the business and affairs of the Company as are provided in this Agreement, or as may be determined from time to time by resolution of the members or managers. In addition, except as otherwise expressly provided herein, each officer shall have such powers and authority as would be incident to his or her office if he or she served as a comparable officer of a Delaware corporation.

(iii)The officers of the Company shall consist of a President, a Secretary and a Treasurer, each of whom shall be elected by the members of the Company. In addition, the members of the Company shall have the authority to elect such other officers, including Vice Presidents and assistant officers, as it may from time to time determine. Any two or more offices may be held by the same person.

(iv)Any vacancy occurring in an office will be filled by the members.

(v)Any officer of the Company may be removed by the members whenever in their judgment the best interests of the Company will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the officer so removed. Election as an officer of the Company shall not of itself create any contract rights.

(vi)President. The President shall be under the direction and subject to the control of the members and the managers. The President in general shall supervise and control all of the business and affairs of the Company and shall see that all orders and resolutions of the members and managers are carried into effect. The President may execute any deeds, mortgages, bonds, contracts or other instruments that the members or managers have authorized to be executed and delivered, except in cases where the execution and delivery thereof shall be expressly and exclusively delegated to another officer of the Company by the members, the managers, or this Agreement, or where the execution and delivery thereof shall be required by law to be executed and delivered by another person. In general, the President shall perform all duties incident to the office of President, and such other duties as may be prescribed from time to time by the members or the managers.

(vii)Vice Presidents. Each Vice President, if there be any, shall report to the President. Each Vice President may perform the usual and customary duties that pertain to such office (but not unusual or extraordinary duties or the duties conferred by the members or the managers upon the President) and, under the direction and subject to the control of the members, the managers and the President, such other duties as may be assigned to him or her from time to time by the members, the managers or the President. Any Vice President may be designated by the members or the managers as an Executive Vice President.

(viii)Secretary. It shall be the duty of the Secretary to attend all meetings of the members and the managers and to record correctly the proceedings of such meetings and record all votes in a book suitable for such purposes. The Secretary shall give, or cause to be given, notice of all meetings of the members and the managers. It shall also be the duty of the Secretary to keep a register in which all transactions pertaining to limited liability company interests and other equity securities of the Company shall be correctly recorded. The Secretary shall also attest with his or her signature all deeds, conveyances or other instruments requiring the seal of the Company. The Secretary shall have full power and authority on behalf of the Company to execute any consents of shareholders, partners or members and to attend, and to act and to vote in person or by proxy at, any meetings of the shareholders, partners or members of any corporation, partnership or limited liability company in which the Company may own stock or other securities, and at any such meetings, the Secretary shall possess and may exercise any and all the rights and powers incident to the ownership of such securities that, as the owner thereof, the Company might have possessed and exercised if present. The Secretary shall keep in safe custody the seal of the Company. The Secretary shall also perform, under the direction and subject to the control of the members and managers, such other duties as may be assigned to him or her from time to time.

(ix)Treasurer. The Treasurer shall have the care and custody of all the funds and securities of the Company that may come into his or her hands as Treasurer. The Treasurer may endorse checks, drafts and other instruments for the payment of money for deposit or collection when necessary or proper and may deposit the same to the credit of the Company in such banks or depositories as the members or the managers may designate from time to time, and the Treasurer may endorse all commercial documents requiring endorsements for or on behalf of the Company. The Treasurer may sign all receipts and vouchers for the payments made to the Company. The Treasurer shall render an account of his or her transactions to the members, the managers or the President as often as the members, the managers or the President shall require from time to time. The Treasurer shall enter regularly in the books to be kept by him or her for that purpose, a full and adequate account of all monies received and paid by him or her on account of the Company. The Treasurer shall also perform, under the direction and subject to the control of the members, the managers and the President, such other duties as may be assigned to him or her from time to time.

(x)Delegation of Authority. In the case of any absence of any officer of the Company or for any other reason that the members or the managers may deem sufficient, the members or the managers may delegate some or all of the powers or duties of such officer to any other officer for whatever period of time the members or the managers deem appropriate.

(xi)Initial Officers. The following persons shall be the initial officers of the Company and shall hold the offices set forth opposite to their names below, each such officer to serve until his/her successor has been duly elected and qualified:

Name	Office
Jeffery A. Ballew	President and Chief Executive Officer

Daniel N. Hannon	Senior Vice President, Chief Financial Officer and Secretary

David L. Hayden	Senior Vice President, Chief Operating Officer and Secretary

Paul T. Lanham	Senior Vice President of Engineering and Operations

Kenneth L. Beckman	Senior Vice President

Danny R. Burgess	Vice President of Operations

Kevin B. Holder	VP of Marketing and Business Development

J. Scott Wharton	Controller and Assistant Treasurer

SECTION 5. Members.

(a)The members of the Company shall be the Parent, and such other persons as may be admitted pursuant to the provisions of this Agreement.

(b)The members shall not be liable for the debts, liabilities and obligations of the Company, including any debts, liabilities and obligations under a judgment, decree or order of a court.

(c)Neither a member nor any of its affiliates, partners, members, directors, managers, officers or employees shall be expressly or impliedly restricted or prohibited by virtue of this Agreement or the relationships created hereby from engaging in other activities or business ventures of any kind or character whatsoever. Except as otherwise agreed in writing, each of the members and its affiliates, partners, members, directors, managers, officers and employees shall have the right to conduct, or to possess a direct or indirect ownership interest in, activities and business ventures of every type and description, including activities and business ventures in direct competition with the Company.

SECTION 6. Limited Liability Company Interests. As of the date hereof, the Parent holds all outstanding units (the “Units”) of limited liability company interest in the Company.

SECTION 7. Distributions.

(a)the Company may from time to time distribute to the members such amounts in cash and other assets as shall be determined by the members. All such distributions shall be made among the members in proportion to the number of Units then held by them.

(b)Notwithstanding Section 7(a), the Company will make quarterly distributions, to the extent that sufficient funds are available, to its members in accordance with this Section 7(b). Not later than 25 days alter the end of each calendar quarter, the Company will make a cash distribution to the members, in an amount equal to the Cash Available for Distribution; provided that if the Company does not have sufficient funds to make the foregoing payments in full, the amount that is available will be distributed in the same proportion as if the full amount were available.

(i)“Cash Available for Distribution” will be determined on a quarterly basis based on the report required under Section 7(b)(ii) of the Agreement and is defined, as determined in accordance with GAAP, as net income plus (x) the sum of:

A.	depreciation, depletion and amortization expense,

B.	any gain from the sale of assets not in the ordinary course of business,

C.	any loss as a result of a change in accounting principle,

D.
any non-cash losses or expenses, including asset impairments, amortization of debt discounts, premiums or issue costs, mark-to-market activity associated with hedging and with non-cash revaluation and/or fair valuation of assets or liabilities,

E.	losses from unconsolidated subsidiaries except to the extent of actual cash distributions received, and

F.	any acquisition-related expenses deducted from net income and associated with the acquisition;

less (y) the sum of:

G.	any loss from the sale of assets not in the ordinary course of business,

H.	any gain as a result of a change in accounting principles,

I.
any non-cash gains or items of income, including asset impairments, amortization of debt discounts, premiums or issue costs, mark-to-market activity associated with hedging and with non-cash revaluation and/or fair valuation of assets or liabilities, and

J.	earnings from unconsolidated subsidiaries except to the extent of actual cash distributions received.

(ii)As soon as practicable, but in no event later than 25 days after the close of each calendar quarter, the Company shall cause to be delivered to its members a detailed determination of Cash Available for Distribution calculated for the quarter in accordance with Section 7(b)(i).

SECTION 8. Allocations. The profits and losses of the Company shall be allocated to the members in proportion to the number of Units held by them.

SECTION 9. Dissolution; Winding Up.

(a)The Company shall be dissolved upon (i) the adoption of a plan of dissolution by the members or (ii) the occurrence of any event required to cause the dissolution of the Company under the Delaware Limited Liability Company Act.

(b)Any dissolution of the Company shall be effective as of the date on which the event occurs giving rise to such dissolution, but the Company shall not terminate unless and until all its affairs have been wound up and its assets distributed in accordance with the provisions of the Delaware Limited Liability Company Act.

(c)Upon dissolution of the Company, the Company shall continue solely for the purposes of winding up its business and affairs as soon as reasonably practicable. Promptly after the dissolution of the Company, the members shall designate one or more persons (the “Liquidating Trustees”) to accomplish the winding up of the business and affairs of the Company. Upon their designation, the Liquidating Trustees shall immediately commence to wind up the affairs of the Company in accordance with the provisions of this Agreement and the Delaware Limited Liability Company Act. In winding up the business and affairs of the Company, the Liquidating Trustees may take any and all actions that they determine in their sole discretion to be in the best interests of the members, including, but not limited to, any actions relating to (i) causing written notice by registered or certified mail of the Company’s intention to dissolve to be mailed to each known creditor of and claimant against the Company, (ii) the payment, settlement or compromise of existing claims against the Company, (iii) the making of reasonable provisions for payment of contingent claims against the Company and (iv) the sale or disposition of the properties and assets of the Company. It is expressly understood and agreed that a reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the satisfaction of claims against the Company so as to enable the Liquidating Trustees to minimize the losses that may result from a liquidation.

SECTION 10. Transfer. A member shall not transfer (whether by sale, assignment, gift, pledge, hypothecation, mortgage, exchange or otherwise) all or any part of its limited liability company interest in the Company to any other person without the prior written consent of each of the other members.

SECTION 11. Admission of Additional Members. The admission of additional members to the Company shall be accomplished by amendment of this Agreement.

SECTION 12. Tax Matters. For so long as there is only one member of the Company, the Company shall be disregarded as an entity separate from its owner for United States federal income tax purposes. If at any time there is more than one member of the Company, the members shall take such action as is necessary to cause the Company to be classified as a partnership for United States federal income tax purposes.

SECTION 13. Miscellaneous.

(a)The terms and provisions set forth in this Agreement may be amended, and compliance with any term or provision set forth herein may be waived, only by a written instrument executed by each of the members and Cardinal. No failure or delay on the part of any member in exercising any right, power or privilege granted hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege granted hereunder.

(b)This Agreement shall be binding upon and inure to the benefit of the members and their respective successors and assigns.

(c)This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without regard to any conflicts of law principles that would require the application of the laws of any other jurisdiction).

(d)In the event that any provision contained in this Agreement shall be held to be invalid, illegal or unenforceable for any reason, the invalidity, illegality or unenforceability thereof shall not affect any other provision hereof.

(e)This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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[Signature page follows.]

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed on the date first above written.
MSG HOLDING LLC
By:    /s/ Jeffrey A. Ballew
Name:    Jeffery A. Ballew
Title:    President and Chief Executive Officer